EXHIBIT 99.1

Contacts:

Gen-Probe Incorporated	Millipore Corporation
Michael Watts	Investor Contact:
Sr. director, investor relations and	Geoffrey Helliwell
corporate communications	978-715-1041 or 800-225-3384
858-410-8673	or
www.gen-probe.com	Media Contact:
Thomas Anderson
978-715-1043 or 800-225-3384
www.millipore.com
For Immediate Release
Millipore and Gen-Probe Form Collaboration to Develop Innovative, Rapid
Molecular Tests for the Biotech and Pharmaceutical Industries
Billerica, MA, and San Diego, CA – August 31, 2005 – Millipore (NYSE:MIL) and Gen-Probe (NASDAQ:GPRO) announced today that the companies have formed an alliance to develop, manufacture and commercialize on an exclusive basis nucleic acid testing (NAT) products for rapid microbiological and virus monitoring in the biotech and pharmaceutical industries. Microbiological monitoring of manufacturing processes is critical to ensuring patient safety and meeting regulatory requirements.
Martin Madaus, Millipore’s Chairman, CEO and President, said: “Our biotech and pharmaceutical customers are looking for more rapid and sensitive microbiological testing methods. The combination of Gen-Probe’s proprietary nucleic acid amplification and detection technologies with our technologies and expertise in microbial process monitoring applications will allow us to create the next generation of process monitoring tools. These new products will enable our customers to reduce the time-to-result of biological testing from days or weeks to hours and thus greatly improve production efficiency.”
Henry Nordhoff, Gen-Probe’s Chairman, CEO and President, said: “This agreement is another important milestone in our strategy to enter attractive new growth markets with our proprietary technologies. Millipore is the perfect partner for us in the biotech and pharmaceutical markets. They have a leading position in microbial testing, innovative sample collection and concentration technologies, and strong customer relationships worldwide. Millipore also shares our vision of the future of rapid microbiological testing.”
Millipore’s sample preparation technology can isolate a single microorganism from large volumes of fluid. Gen-Probe’s NAT technology can amplify and detect minuscule quantities of microorganism-specific RNA in hours or less. The companies believe that the combination of both technologies is ideal for rapid molecular-based microbiological testing in biotech and pharmaceutical manufacturing.
Under the terms of the agreement, Gen-Probe will be primarily responsible for assay development and manufacturing, while Millipore will manage worldwide commercialization. The companies expect to launch the first of a series of new rapid biological testing products in 2007.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) used to diagnose human diseases and screen donated human blood. Gen-Probe markets a broad portfolio of products that use the Company’s patented technologies to detect infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. The Company also developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. In addition, Gen-Probe’s TIGRIS instrument is the only fully automated, high-throughput NAT system for diagnostics and blood screening. Gen-Probe has more than 20 years of NAT expertise, and its products are used daily in clinical laboratories and blood collection centers worldwide. Gen-Probe is headquartered in San Diego and employs approximately 900 people.
For more information, go to www.gen-probe.com.
Gen-Probe Forward Looking Statement Disclaimer
Any statements in this press release about Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “hope” and “would.” For example, statements concerning product development and market potential are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to: (i) the risk that R&D efforts may not be successful, (ii) the risk that new products may not gain market acceptance, and (iii) the risk that Gen-Probe may not be able to maintain this collaboration or enter into new ones. For additional information about risks and uncertainties and a discussion of Gen-Probe’s financial statements and footnotes, see documents filed by Gen-Probe with the SEC, including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and all periodic filings made with the SEC. Gen-Probe assumes no obligation and expressly disclaims any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

About Millipore
Millipore is a leading bioprocess and bioscience products and services company, organized into two divisions. The Bioprocess division offers solutions that optimize development and manufacturing of biologics. The Bioscience division provides high performance products and application insights that improve laboratory productivity. Millipore has a deep understanding of its customers’ research and manufacturing process needs, and offers reliable and innovative tools, technologies and services. The Company employs approximately 4,500 people worldwide and posted revenues of $883 million in 2004.
For additional information on Millipore Corporation, please visit its website at: www.millipore.com
Millipore Forward Looking Statement Disclaimer
The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience and bioprocess markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; the inability to successfully integrate acquired businesses; the inability to realize the expected benefits of development, marketing and other alliances; difficulties inherent in transferring or outsourcing of manufacturing operations; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.
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